Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4 of Samson Resources Corporation of our report dated September 29, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the matters described in Note 8 as to which the date is January 28, 2012 relating to the financial statements of Samson Investment Company, which appears in such Registration Statement. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma

May 13, 2014